Exhibit 99.1

TELA Bio Reports Fourth Quarter and Full Year 2024 Financial Results

MALVERN, PA, March 20, 2025 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions, today reported financial results for the fourth quarter and full year ended December 31, 2024.

Recent Highlights

•	Delivered revenue of $17.6 million in the fourth quarter and $69.3 million for the full year 2024, representing growth of 4% and 19%, respectively, over the corresponding periods of 2023;

•	Increased demand for OviTex® and OviTex PRS Reinforced Tissue Matrix products during the full year 2024, resulting in growth in unit sales volume for each product of approximately 33% and 31%, respectively;

•	Drove expanded adoption of Company products in hernia procedures with the launch of OviTex IHR Reinforced Tissue Matrix, specifically engineered for laparoscopic and robotic-assisted inguinal hernia repair, selling over 1,200 units in 2024 from its launch in mid-April 2024;

•	Implemented cost reduction efforts with a meaningful sequential step down in OpEx from the third to the fourth quarter, with the goal to offset additional investments into our commercial organization and keep 2025 OpEx remaining at the same level as in 2024; and

•	Provided full year 2025 revenue guidance of $85.0 million to $88.0 million, representing 23% to 27% year-over-year growth.

“Our team delivered 19% revenue growth in 2024, and we saw multiple record-high sales months throughout the year. Our fourth quarter results fell short of our expectations due to a confluence of disruptions, some of which we believe are transient and others that have already been redressed. Despite these challenges, the overall opportunity for substantial value creation from current levels remains intact.” said Antony Koblish, co-founder, President, and Chief Executive Officer of TELA Bio. “We believe our OviTex and OviTex PRS products remain well-positioned to benefit from several long-term tailwinds, most significantly an ongoing shift in the hernia repair market away from permanent synthetic mesh and increasing interest among surgeons in device alternatives to cadaveric tissue in plastic and reconstructive surgery. We are optimistic about TELA’s outlook moving forward and believe we have taken necessary steps to drive additional market share capture in our primary indications, restore topline growth more consistent with our historical precedent, and continue our steady path towards profitability.”

Fourth Quarter 2024 Financial Results

Revenue was $17.6 million in the fourth quarter of 2024, an increase of 4% compared to the same period in 2023. The increase was due to an increase in unit sales of our products resulting from the addition of new customers and growing international sales. This growth was partially offset by a decrease in average selling prices caused by product mix as the share of smaller-sized units increased following the introduction of robotically compatible OviTex IHR and our increased focus in growing market share in high-volume minimally invasive and robotic procedures.

Gross profit was $11.2 million in the fourth quarter of 2024, or 64% of revenue, compared to $11.6 million, or 68% of revenue, in the same period in 2023. The decrease in gross margin was primarily due to higher expense recognized for excess and obsolete inventory adjustments due to the introduction of newer generation products.

Operating expenses were $19.6 million in the fourth quarter of 2024, compared to $23.9 million in the same period in 2023. The decrease was due to lower compensation costs resulting from efficiency efforts initiated in the third quarter of 2024, as well as decreased travel, consulting and professional fees.

Loss from operations was $8.4 million in the fourth quarter of 2024, compared to a loss from operations of $12.3 million in the same period in 2023.

Net loss was $9.2 million in the fourth quarter of 2024, compared to a net loss of $12.9 million in the same period in 2023.

Full Year 2024 Financial Results

Revenue was $69.3 million for the full year 2024, an increase of 19% compared to the same period in 2023. The increase was primarily due to an increase in unit sales of our products resulting from the addition of new customers and growing international sales. This growth was partially offset by a decrease in average selling prices caused by product mix as the share of smaller-sized units increased following the introduction of robotically compatible OviTex IHR and our increased focus in growing market share in high-volume minimally invasive and robotic procedures.

Gross profit was $46.5 million in the full year 2024, or 67% of revenue, compared to $40.1 million, or 69% of revenue, in 2023. The decrease in gross margin was primarily due to higher expense recognized for excess and obsolete inventory adjustments due to the introduction of newer generation products.

Operating expenses were $88.2 million in the full year 2024, compared to $84.2 million in 2023. The increase was due to higher compensation costs and employee-related expenses primarily from commissions on an increased revenue base and severance costs, as well as increased travel, consulting and additional selling related expenses related to product sampling and meeting expenses.

Loss from operations was $34.1 million in the full year 2024, compared to a loss from operations of $44.1 million in 2023.

Net loss was $37.8 million in the full year 2024, compared to a net loss of $46.7 million in 2023.

Cash and cash equivalents on December 31, 2024 totaled $52.7 million.

2025 Financial Guidance

•	Full year 2025 revenue is projected to range from $85.0 million to $88.0 million, representing growth of 23% to 27% over full year 2024.

•	First quarter 2025 revenue is projected to range from $17.0 million to $18.0 million, representing growth of 2% to 8% over the first quarter of 2024.

•	2025 operating expenses are expected to be flat to 2024.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Thursday, March 20, 2025 to discuss its fourth quarter and full year 2024 financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2025 and reduction in operating expenses throughout the full year 2025 compared to prior periods. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including recessionary concerns, banking instability, increasing market interest rates, monetary policy changes, changes in trade policies, including tariffs, and inflationary pressures, potentially impacting our ability to market our products; demand for our products related to changes in volumes or frequency of surgical procedures, including due to outbreak of illness or disease, cybersecurity events impacting hospital operations, labor and hospital staffing shortages, supply chain disruptions to critical surgical and hospital supplies, pricing pressures or any other applicable adverse healthcare economic factors; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to enhance our product offerings; product development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; and product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Louisa Smith

ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$52,670	$46,729
Accounts receivable, net of allowances of $275 and $416	10,098	9,737
Inventory	12,781	13,162
Prepaid expenses and other current assets	2,522	2,098
Total current assets	78,071	71,726
Property and equipment, net	2,341	1,984
Intangible assets, net	1,739	2,119
Right-of-use assets	1,738	1,954
Other long-term assets	2,276	—
Deferred tax asset, net	140	—
Restricted cash	265	265
Total assets	$86,570	$78,048

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,147	$1,667
Accrued expenses and other current liabilities	13,451	15,300
Total current liabilities	15,598	16,967
Long-term debt	41,124	40,515
Other long-term liabilities	1,390	1,685
Total liabilities	58,112	59,167

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 39,395,712 and 24,494,675 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	39	24
Additional paid-in capital	387,059	339,655
Accumulated other comprehensive income	90	91
Accumulated deficit	(358,730)	(320,889)
Total stockholders’ equity	28,458	18,881
Total liabilities and stockholders’ equity	$86,570	$78,048

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$17,649	$16,998	$69,300	$58,453
Cost of revenue (excluding amortization of intangible assets)	6,333	5,279	22,432	17,961
Amortization of intangible assets	95	95	380	380
Gross profit	11,221	11,624	46,488	40,112
Operating expenses:
Sales and marketing	13,957	17,164	64,648	59,681
General and administrative	3,589	4,053	14,722	14,887
Research and development	2,029	2,685	8,813	9,619
Total operating expenses	19,575	23,902	88,183	84,187
Other operating income:
Gain on sale of product line	—	—	7,580	—
Loss from operations	(8,354)	(12,278)	(34,115)	(44,075)
Other (expense) income:
Interest expense	(1,283)	(1,345)	(5,290)	(5,223)
Other income	285	733	1,420	2,634
Total other expense	(998)	(612)	(3,870)	(2,589)
Loss before income tax benefit	(9,352)	(12,890)	(37,985)	(46,664)
Income tax benefit	144	—	144	—
Net loss	$(9,208)	$(12,890)	$(37,841)	$(46,664)
Net loss per common share, basic and diluted	$(0.23)	$(0.53)	$(1.33)	$(2.04)
Weighted average common shares outstanding, basic and diluted	40,074,672	24,490,066	28,526,441	22,868,663
Comprehensive loss:
Net loss	$(9,208)	$(12,890)	$(37,841)	$(46,664)
Foreign currency translation adjustment	(59)	(44)	(1)	(59)
Comprehensive loss	$(9,267)	$(12,934)	$(37,842)	$(46,723)